Exhibit 99.1

OncoGenex Pharmaceuticals to Raise $9.5 Million Through Sale of Common Stock
BOTHELL, WA and VANCOUVER — July 20, 2009 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today it has entered into purchase agreements with certain institutional investors for the sale of 475,000 shares of its common stock at a price of $20 per share through a registered direct offering. The transaction is expected to provide gross proceeds of $9.5 million to OncoGenex before deducting costs associated with the offering, and will be used primarily for manufacturing activities and general corporate purposes. The parties expect to close the transaction on or about July 24, 2009.
The shares of common stock offered by OncoGenex in this transaction will be issued pursuant to the Company’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on July 17, 2009. There was no placement agent in this transaction.
“These funds strengthen our balance sheet, substantially extending our runway and assisting our advancement toward our primary objective to secure a co-development and commercialization partner for our OGX-011 program,” said Scott Cormack, President and CEO of OncoGenex. “It also allows us to continue our planned manufacturing readiness activities to ensure that our phase 3 trials initiate as planned once a partnership for OGX-011 is secured.”
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate that has completed five Phase 2 clinical trials in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed the Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.
OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to effectively target and inhibit production of specific proteins in tumor cells. OncoGenex and Isis partnered in the successful discovery of OGX-011, OGX-427 and OGX-225 and with respect to OGX-011, in its initial development. In 2008, OncoGenex and Isis amended their OGX-011 agreement to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development and related costs and partnering decisions, subject to financial obligations to Isis. OncoGenex is also solely responsible for development and related costs and partnering decisions regarding OGX-427 and OGX-225. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.

More information about OncoGenex is available at www.oncogenex.com.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the proposed financing and the company’s manufacturing readiness, prospects for securing a co-development and commercialization partner and planned phase 3 trials. Such forward-looking statements are subject to risks and uncertainties, including, among others: the satisfaction of certain closing conditions in respect of the financing; and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2008. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
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OncoGenex Contact:	Media and Investor Contact:
Scott Cormack	Jason Spark
President & CEO	Porter Novelli Life Sciences
(604) 736-3678	(619) 849-6005
scormack@oncogenex.com	jspark@pnlifesciences.com